EXHIBIT 5.1
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                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019




                                                June 25, 2003


Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, New York  10591

Ladies and Gentlemen:

         In connection with Post Effective Amendment No. 1 to the Registration Statement of Emisphere Technologies, Inc., a Delaware corporation (the "Company") on Form S-8 to be filed on the date hereof (as amended, the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by the Company to furnish our opinion as to the legality of up to 300,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), registered for issuance under the Registration Statement. Of these Shares, (i) 200,000 shares are reserved for issuance under the Company's 1997 Stock Option Plan for Outside Directors, as amended and (ii) 100,000 shares under the Company's Non-Qualified Employee Stock Purchase Plan, as amended (collectively, the "Plans").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as amended, (iii) the Bylaws of the Company, as amended, (iv) the Plans and (v) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that we have considered relevant and necessary as a basis for the opinion expressed in this letter.

         In our examination of the Documents, we have assumed, without independent investigation: (a) the genuineness of all signatures, (b) the enforceability of the

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Documents against each party to them other than the Company, (c) the legal capacity of all individuals who have executed any of the Documents, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and (f) the authenticity of all these latter documents. As to certain matters of fact (both express and implied), we have relied on representations, statements or certificates of officers of the Company.

         Based upon the above paragraph, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the respective Plans, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus to be distributed to participating employees as required by Rule 428(b)(1) under the Act. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                   Very truly yours,

                           /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
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                               PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP